SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2012

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On December 31, 2012, Met-Pro Corporation (the “Company”) entered into a Third Amended and Restated Key Employee Severance Pay Agreement with Raymond J. De Hont, its President and Chief Executive Officer (the “CEO”), and a First Amended and Restated Key Employee Severance Pay Agreement  with Neal E. Murphy, its Vice President—Finance and Chief Financial Officer (the “CFO”)(the two agreements, collectively, the “Agreements”).

The Agreements provide that, in the event of an Involuntary Termination of Employment (as defined) occurring within 18 months after a Change of Control (as defined), the CEO and CFO will be entitled to receive: (i) severance payments (for the CEO, 200% of the sum of annual base salary plus the annual target bonus, at the time of the Change of Control or the Involuntary Termination of Employment, whichever is higher (for the CFO, 150%, of the sum of annual base salary plus the average of his most recent three bonus awards)); (ii) reimbursement for the cost of coverage under the Company’s health and medical plan for up to 18 months; and (iii) up to two years additional time to exercise then-outstanding and vested stock options. The Agreements also add provisions for compliance with Section 409A and 280G of the Internal Revenue Code of 1986, as amended, and make other changes.

The Agreements for the CFO and CEO are attached hereto as Exhibits 10(ct) and 10(cu).  The foregoing summary description of the Agreements is qualified in its entirety by reference to the actual provisions of the Agreements, which are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 2, 2013	MET-PRO CORPORATION

By: /s/ Neal E. Murphy
Neal E. Murphy
Vice President - Finance and Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

Exhibit Index

Exhibit	Description

(10)(ct)	Third Amended and Restated Key Employee Severance Pay Agreement for Raymond J. De Hont

(10)(cu)	First Amended and Restated Key Employee Severance Pay Agreement for Neal E. Murphy